EXHIBIT 3.4

AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WESTERN GAS PARTNERS, LP
This Amendment No. 2 (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), is made as of February 22, 2017, by Western Gas Holdings, LLC, a Delaware limited liability company (the “General Partner”), in accordance with Article XIII of the Partnership Agreement (as such capitalized term is defined below).
RECITALS
A.     The General Partner is the sole general partner of the Partnership, which is governed by the Second Amended and Restated Agreement of Limited Partnership dated as of March 14, 2016 (as previously amended by Amendment No. 1 thereto, the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
B.    The Partnership has entered into a Consent and Conversion Agreement (the “Conversion Agreement”) by and among the Partnership and the holders (the “Holders”) of its Series A Preferred Units dated as of February 22, 2017, pursuant to which the Partnership and the Holders agreed to have all outstanding Series A Preferred Units converted into Common Units prior to the second anniversary of the Series A Issuance Date (the “Early Conversion”).
C.    To effect the Early Conversion as set forth in the Conversion Agreement, it is necessary to amend the Partnership Agreement as provided herein.
D.    Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect an amendment that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.
E.    The General Partner has determined that this Amendment will not adversely affect the Limited Partners in any material respect.
F.    Acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that this Amendment does not require the approval of any Partner.
NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
I.Amendment. The Partnership Agreement is hereby amended as follows:

1.Section 5.5(a) of the Partnership Agreement is hereby amended and restated as follows:

(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which the nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by the Partner with respect to such Partnership Interest and (ii) all items of Partnership income and gain computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (provided that PIK C Units shall not be deemed property for these purposes) made to the Partner with respect to such Partnership Interest, provided that the Capital Account of a Partner shall not be reduced by the amount of any distributions made with respect to Restricted Common Units held by such Partner, and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The initial Capital Account balance in respect of each Class C Unit (other than PIK C Units) shall be equal to the Purchase Price set forth in Section 1(a) of the Unit Purchase Agreement. The initial Capital Account balance in respect of each PIK C Unit shall be determined in accordance with Section 5.12(d)(iv). For the avoidance of doubt, for taxable periods ending prior to January 1, 2017, the Series A Preferred Units will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each Series A Preferred Unit shall be the Series A Issue Price, as such amount may be adjusted in accordance with the Series A Purchase Agreement for any reduction attributable to the Transaction Fee, as such term is defined in the Series A Purchase Agreement and expenses reimbursable under the Series A Purchase Agreement.

2.Section 5.5(d)(i) of the Partnership Agreement is hereby amended and restated as follows:

(d)    (i)     Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property (including the issuance of a PIK C Unit), the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services (including upon the lapse of a “substantial risk of forfeiture” with respect to a Restricted Common Unit), the issuance of Class B Units pursuant to Section 5.11, the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), ~~the conversion of Series A Preferred Units to Common Units pursuant to Section 5.13(b)(vi),~~ or the conversion of Class C Units to Common Units pursuant to Section 5.12(c), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance or after such conversion shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option ~~(which, for purposes hereof, shall include any conversion of Series A Preferred Units to Common Units pursuant to Section 5.13(b)(vi))~~ where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option ~~(which, for purposes hereof, shall include any conversion of Series A Preferred Units to Common Units pursuant to Section 5.13(b)(vi))~~, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time, and the value of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.
3.The first paragraph of Section 6.1 of the Partnership is amended and restated as follows:

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below. As set forth in the definition of “Outstanding,” Restricted Common Units shall not be considered to be Outstanding Common Units for purposes of this Section 6.1 and references herein to Unitholders holding Common Units shall be to such Unitholders solely with respect to their Common Units other than Restricted

Common Units. For taxable periods beginning on or after January 1, 2017, solely for purposes of Section 6.1 and except as specified in Section 6.1(d)(xi), Series A Preferred Units shall be treated as Common Units.
4.Section 6.1(d)(iii)(A) of the Partnership Agreement is amended and restated as follows:

(A)    If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 or, for distributions prior to February 23, 2017, with respect to Series A Preferred Units) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit for the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.
5.Section 6.1(d)(xi) of the Partnership Agreement is amended and restated as follows:

(A)    Items of Partnership gross income shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made with respect to such Series A Preferred Unit pursuant to Section 5.13(b)(i) from the date such Series A Preferred Unit was issued to a date 45 days after the end of the ~~current~~ taxable period ending December 31, 2016.
(B)    Items of Partnership gross income shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Net Losses allocated to such Series A Preferred Unitholder pursuant to Section 6.1(b)(iv) for all previous taxable periods ending on or before December 31, 2016.

(C)    Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Series A Preferred Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Series A Preferred Unit does not equal or exceed the Series A Liquidation Value, then items of gross income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of gross income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Series A Preferred Units to Unitholders holding Series A Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xi)(C) fails to achieve the Per Unit Capital Amounts described above, items of gross income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xi)(C), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value.
(D)    If a Revaluation Event occurs on or after January 1, 2017, any resulting Revaluation Gain or Revaluation Loss shall be allocated in a manner that, to the nearest extent possible, results in the Capital Accounts maintained with respect to the Series A Preferred Units and any converted Series A Preferred Units on a per unit basis equaling the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Class B Unit or a Class C Unit). Any remaining Revaluation Gain shall be allocated to the Partners pursuant to Section 6.1(c).
II.Ratification. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.

III.Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

[Signatures on following page]

IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Section 13.1 of the Partnership Agreement, and as of the date first above written.

GENERAL PARTNER:

Western Gas Holdings, LLC

By:	/s/ Benjamin M. Fink
Name:	Benjamin M. Fink
Title:	President, Chief Executive Officer, Chief Financial Officer and Treasurer